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                                                              EXHIBIT 4.09


                          REGISTRATION RIGHTS AGREEMENT

            REGISTRATION RIGHTS AGREEMENT, dated as of January 24, 2000, between Omni Nutraceuticals, Inc., a Utah corporation (together with any successors, the "Corporation"), and Corporate Financial Enterprises, Inc., a Delaware corporation ("CFE"), and American Equities, LLC, a California limited liability company ("AELLC," and, together with CFE, "Investor").

            The Investors own 3,000,000 shares (and may acquire an additional 1,500,000 shares) of the Company's 5% Convertible Preferred Stock, Series A (the "Preferred Stock"), which are convertible into shares of Common Stock (as defined) of the Corporation, warrants to purchase up to 775,000 shares of Common Stock, and up to 782,000 shares of Common Stock to be designated by CFE. The Corporation and the Investors deem it to be in their respective best interests to set forth the rights of the Investors in connection with public offerings and sales of shares of Common Stock and are entering into this Agreement as a condition to and in connection with the Securities Purchase Agreement (as defined).

            NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Corporation and the Investor hereby agree as follows:

SECTION 1.  DEFINITIONS.

            As used in this Agreement, the following terms shall have the following meanings:

            (a) "COMMON STOCK" shall mean the Common Stock, $0.01 par value per share, of the Corporation.

            (b) "COMMISSION" shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

            (c) "PREFERRED STOCK" shall mean the Company's 5% Convertible Preferred Stock.


            (d) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

            (e)         "INFORMATION" has the meaning ascribed thereto in
SECTION 6(i).

            (f) "INITIAL PUBLIC OFFERING" means the first underwritten public offering of Common Stock for sale to the public for the account of the Corporation and offered on a "firm commitment" or "best efforts" basis pursuant to an offering registered with the Commission under the Securities Act.

            (g)         "INSPECTORS" has the meaning ascribed thereto in
SECTION 6(i).



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            (h)         "INVESTOR" shall mean the Investors or any successor to,
or assignee or transferee of, Investors.

            (i)         "INVESTORS' COUNSEL" has the meaning ascribed thereto in
SECTION 6(b).

            (j)         "MAJORITY INVESTORS" has the meaning ascribed thereto in
SECTION 2(d).

            (k) "MATERIAL TRANSACTION" means any material transaction in which the Corporation or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the board of directors of the Corporation reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Corporation's or such Subsidiary's ability to consummate such transaction in a timely fashion or require the Corporation to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

            (l) "OTHER SHARES" shall mean at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares.

            (m) "PERSON" shall be construed as broadly as possible and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint shares company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            (n) "PRIMARY SHARES" shall mean at any time authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation in its treasury.

            (o) "REGISTRABLE SHARES" shall mean any Restricted Shares or Warrant Securities.

            (p) "RESTRICTED SHARES" means, at any time, with respect to any Investor, shares of Common Stock then owned by such Investor, as well as shares of Common Stock issued or issuable upon conversion of Preferred Stock, and includes: (i) Common Stock which may be issued as a dividend or distribution; (ii) any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock issued or issuable upon conversion of the Preferred Stock; and (iii) any securities received in respect of, or upon exercise, exchange or conversion of, the foregoing, in each case in CLAUSES (i) through (iii) which at any time are held by such Investor, or any transferee of Investor. As to any particular shares of Restricted Shares, such shares shall cease to be shares of Restricted Shares when: (A) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to and in the manner described in such effective registration statement; (B) they are sold or distributed pursuant to Rule 144 or

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may be sold or distributed by the holder thereof pursuant to Rule 144(k); (C)
they have been otherwise transferred and new certificates or other evidences of ownership for them not bearing a restrictive legend and not subject to any stop transfer order or other restriction on transfer have been delivered by the Corporation or the issuer of other securities issued in exchange for the shares of Restricted Shares; or (D) they have ceased to be outstanding.

            (q) "REGISTRATION DATE" shall mean the date upon which the registration statement pursuant to which the Corporation shall have initially registered shares of Common Stock under the Securities Act for sale to the public shall have been declared effective.

            (r) "RULE 144" shall mean Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

            (s) "SECURITIES ACT" shall mean the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

            (t) "STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of the date hereof, between the Corporation and the Investors (as the same may be amended, restated, supplemented or otherwise modified from time to time).

            (u) "SUBSIDIARY" means, with respect to any Person, any other Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body) of such other Person, at the time as of which any determination is being made, are owned by such first Person either directly or through one or more of its Subsidiaries.

            (v) "WARRANT SECURITIES" means the shares of Common Stock purchasable or purchased from time to time under the warrants issued pursuant to the Warrant Agreement, dated as of the date hereof, between the Company and the Investors, or acquirable or acquired upon any transfer of such warrants, together with all additional securities receivable or received in payment of dividends or distributions on or splits of those securities or received as a result of adjustments provided for in said Warrant Agreement.


SECTION 2.  DEMAND REGISTRATION.

            If the Corporation shall, at any time after one year following the date hereof be requested by the holders of at least 50% of the Restricted Shares issued and sold by the Corporation pursuant to the Stock Purchase Agreement and then outstanding (on a Common Stock equivalent basis) to effect a single registration under the Securities Act of Registrable Shares constituting at least 25% of the Registrable Securities, the Corporation shall, within 120 days of such request, effect the registration under the Securities Act of the Registrable Shares which the Corporation has been so requested to register; PROVIDED, HOWEVER, that the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

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            (a)         The Corporation may delay the filing or effectiveness of
any registration statement for a period of up to 120 days after the date of a request for registration pursuant to this SECTION 2 if at the time of such request (i) the Corporation is engaged, or has fixed plans to engage within 120 days after the date of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares may include Registrable Shares pursuant to SECTION 3 or (ii) a Material Transaction exists, PROVIDED that the Corporation may only so delay the filing or effectiveness of its registration statements (if any) once in any 12-month period pursuant to this SECTION 2(a).

            (b)         With respect to any registration pursuant to this
SECTION 2, the Corporation may include in such registration any Primary Shares or Other Shares; PROVIDED, HOWEVER, that, if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

                        (i) FIRST, the Registrable Shares requested to be included in such registration (or, if necessary, such Registrable Shares PRO RATA among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder);

                        (ii)        SECOND, the Primary Shares; and

                        (iii)       THIRD, the Other Shares.

            (c) At any time before the registration statement covering Registrable Shares becomes effective, either Investors holding a majority of the Registrable Shares requested to be registered (the "MAJORITY INVESTORS") may request the Corporation to withdraw or not to file the registration statement or the Corporation may withdraw or not file the registration if in the reasonable judgement of the Corporation's Board of Directors such withdraw or failure to file is reasonably required to comply with applicable laws or the interpretation of the Staff of the Commission or to avoid a substantial liability (other than expenses of such registration) which would have a material adverse effect on the Corporation's financial condition; provided, however, that the Corporation shall refile such registration statement within 180 days of the Corporation's withdraw or determination not to file. In that event, if such request of withdrawal by the Majority Investors shall not have been caused by the Corporation or its financial condition, the holders shall have used their demand registration rights under this SECTION 2 and the Corporation shall no longer be obligated to register Registrable Shares pursuant to the exercise of such registration right pursuant to this SECTION 2 and the expenses incurred by the Corporation through the date of such request shall be reimbursed. In the event the Corporation shall withdraw or fail to file the registration statement, the holders shall not have used their demand registration rights under this SECTION 2 and shall be entitled to reimbursement of their expenses through the date of such withdrawal or failure to file. A registration shall not count as

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a registration statement initiated pursuant to SECTION 2(a) unless it becomes effective and the selling holders are able to sell at least 80% of their Registrable Shares requested to be included in such registration statement, or except as otherwise provided in this Section 2(c).

            (d) Notwithstanding anything in Section 2, 3 or 4 provided to the contrary, the Corporation's obligation to register shares of Common Stock under the Securities Act hereunder shall be suspended during any time (i) such shares of Common Stock are registered pursuant to a then effective registration statement under the Act or (ii) the Registrable Securities become eligible for sale pursuant to Rule 144(k).

SECTION 3.  PIGGYBACK REGISTRATION.

            If the Corporation at any time proposes for any reason to register shares of Common Stock under the Securities Act (other than on Form S-4, F-4 or S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to the Investor of its intention to so register such shares and, upon the written request, delivered to the Corporation within 30 days after delivery of any such notice by the Corporation, of the Investor to include in such registration Registrable Shares and/or Warrant Securities (which request shall specify the number of Registrable Shares and/or Warrant Securities proposed to be included in such registration), the Corporation shall cause all such Registrable Shares and/or Warrant Securities to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; PROVIDED, HOWEVER, that, if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares and/or Warrant Securities requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered by the Corporation, then the number of Primary Shares, Registrable Shares, Warrant Securities and Other Shares proposed to be included in such registration shall be included in the following order of priority:

                        (i)         FIRST, the Primary Shares;

                        (ii) SECOND, the Registrable Shares and Warrant Securities requested to be included in such registration (or, if necessary, PRO RATA among the holders thereof, based upon the number of Registrable Shares and Warrant Securities requested to be registered by each such holder); and

                        (iii)       THIRD, the Other Shares.

SECTION 4.  REGISTRATIONS ON FORM S-3.

            Anything contained in SECTION 2 to the contrary notwithstanding, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Investor shall have the right to request in writing one registration on Form S-3 (or any successor form thereto) of Registrable Shares and/or Warrant

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Securities within any 12-month period, which request or requests shall: (i)
specify the number of Registrable Shares and/or Warrant Securities intended to be sold or disposed of and the holders thereof; (ii) state the intended method of disposition of such Registrable Shares and/or Warrant Securities; and (iii) relate to Registrable Shares and/or Warrant Securities having an aggregate gross offering price of at least $500,000. A requested registration in compliance with this SECTION 4 shall not count as a registration statement initiated pursuant to
SECTION 2, so long as such registration remains current and effective.

SECTION 5.  REQUIRED REGISTRATION.

            The Company shall, within 90 days of the date hereof (the "Required Filing Date"), file a registration statement covering the Common Stock underlying the Preferred Stock and the Warrants. Such registration statement shall be effective within 150 days of the date hereof (the "Required Effective Date"). If, for any reason, such registration statement is not filed within such 90 day period, or declared effective within such 150 day period, the holders of the Preferred Stock and Warrants shall be entitled to liquidated damages equal to 0.067% of the purchase price of the Preferred Stock pursuant to the Stock Purchase Agreement for each day following the Required Filing Date and/or Required Effective Date until the registration statement is declared effective ("Delay Damages"). The Company shall pay all registration expenses (other than commissions and selling expenses) associated with such registration, and shall keep such registration statement effective and current for a period of not less than the sooner of (i) two years from the date of this Agreement, or (ii) the date on which all the shares of Common Stock registered under such registration statement have been disposed or (iii) the date on which such shares of Common Stock become eligible for sale pursuant to Rule 144(k) or its equivalent. No other securities will be included in the registration statement other than the securities described above without the written consent of Investor, other than the shares of Common Stock described on Exhibit A attached hereto. The Company shall amend such registration statement to include the Common Stock underlying any additional shares of Preferred Stock purchased by Investor pursuant to the Stock Purchase Agreement.

SECTION 6.  PREPARATION AND FILING.

            If, and whenever, the Corporation is under an obligation pursuant to this Agreement to effect the registration of any Registrable Shares, the Corporation shall, as expeditiously as practicable:

            (a) cause a registration statement that registers such Registrable Shares to become and remain effective for a period of one year or such earlier period in which all of such Registrable Shares have been disposed of or become eligible for sale pursuant to Rule 144(k) or its equivalent;

            (b) furnish, at least five business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the Majority Investors (the "INVESTORS' COUNSEL"), copies of all such documents proposed to be

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filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Investors' Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

            (c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least a period of one year or such earlier period in which all of such Registrable Shares have been disposed of or become eligible for sale pursuant to Rule 144(k) or its equivalent and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

            (d) notify in writing the Investors' Counsel promptly of (i) the receipt by the Corporation of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) the receipt by the Corporation of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose (and the Corporation shall use its best efforts to prevent the issuance thereof or, if issued, to obtain its withdrawal) and (iii) the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

            (e) register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Investor reasonably requests, to keep such registrations or qualifications in effect for so long as the registration statement covering such Registrable Shares remains in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable the Investor to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Investor; provided, however, the Corporation shall not be required to qualify to do business in any such jurisdictions;

            (f) furnish to the Investor or other holders of such Registrable Shares such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investor or holders may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

            (g) cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Investor or other holders of such Registrable Shares to consummate the disposition of such Registrable Shares;

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            (h)         notify on a timely basis the Investor or other holders
of such Registrable Shares at any time when a prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in SUBSECTION (a) of this SECTION 6, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Investor or other holders of Registrable Shares, prepare and furnish to Investor or such other holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

            (i) make available upon reasonable notice and during normal business hours, for inspection by the Investor or other holders of such Registrable Shares any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Investor or underwriter (collectively, the "INSPECTORS"), all pertinent financial and other records, pertinent corporate documents and properties of the Corporation (collectively, the "RECORDS"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation's officers, directors and employees to supply all information (together with the Records, the "INFORMATION") reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Corporation determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors, unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such Information has been made generally available to the public through no breach of any duty owed the Corporation. The Investors agree that they will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Corporation and allow the Corporation, at the Corporation's expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

            (j) use its best efforts to obtain from its independent certified public accountants "COLD COMFORT" letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

            (k) use its best efforts to obtain from its counsel an opinion or opinions in customary form, naming the Investor as an additional addressee or party who may rely thereon;

            (l) provide a transfer agent and registrar (which may be the same entity and which may not be the Corporation) for such Registrable Shares;

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            (m)         issue to any underwriter to which the Investor holding
such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

            (n) list such Registrable Shares on any national securities exchange on which any shares of Common Stock are listed or, if shares of Common Stock are not listed on a national securities exchange, use its best efforts to qualify such Registrable Shares for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the "NASD"), or such other national securities exchange as the holders of a majority of such Registrable Shares shall reasonably request and provided that the Corporation meets the listing criteria of such exchange; and

            (o) otherwise comply with all applicable rules of the Commission, and timely file all reports required to be filed pursuant to the Securities and Exchange Act of 1934, as amended; and

            (p) use its best efforts to take all other commercially reasonable steps necessary to effect the registration of such Registrable Shares contemplated hereby.

            Each holder of Registrable Shares which are being or have been registered pursuant to this Agreement shall provide to the Corporation, upon the request of the Corporation, such written information and materials as the Corporation may reasonably request in order to effect or maintain such registration. Each holder of Registrable Shares, upon receipt of any notice from the Corporation of any event of the kind described in SECTION 6(h), shall forthwith discontinue the disposition of such Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by
SECTION 6(h), and, if so directed by the Corporation, such holder shall deliver to the Corporation all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

SECTION 7.  EXPENSES.

            All expenses (other than underwriting discounts and commissions relating to the Registrable Shares, as provided in the last sentence of this
SECTION 7) incurred by the Corporation or any Investor in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NYSE, AMEX, NASD and other domestic or foreign exchanges, as applicable), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Corporation's counsel and accountants and fees and expenses of one legal counsel for the Investors (the "Investors' Counsel"), shall be paid by the Corporation; PROVIDED, HOWEVER, that all underwriting discounts and selling commissions (but not non-accountable expense allowances) applicable solely to the Registrable Shares and Other Shares shall be borne by the holders selling such Registrable Shares and Other Shares, in proportion to the number of Registrable Shares and Other Shares sold by each such holder.

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SECTION 8.  INDEMNIFICATION.

            (a) To the extent permitted by law, in connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless each holder of Registrable Shares and any other Person acting on behalf of the holders of Registrable Shares and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Corporation of the Securities Act or state securities or blue sky laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse the holders of Registrable Shares, such other Person acting on behalf of the holders of Registrable Shares and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Corporation through an instrument duly executed by the holders of Registrable Shares specifically for use in the preparation thereof;

            (b) To the extent permitted by law, in connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares shall severally and not jointly indemnify and hold harmless (in the same manner and to the same extent as set forth in SECTION 8(a)) the Corporation, each director of the Corporation, each officer of the Corporation who shall sign such registration statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Shares and each Person who controls any of the foregoing Persons within the meaning of the Securities Act with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in

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conformity with written information furnished to the Corporation or such underwriter through an instrument duly executed by such seller specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; PROVIDED, HOWEVER, that the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of each seller of Registrable Shares, an amount equal to the net proceeds actually received by such seller (i) from the sale of Registrable Shares effected pursuant to such registration and (ii) any Delay Damages.

            (c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in SECTIONS 8(a) and 8(b), such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; PROVIDED, HOWEVER, that, if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this SECTION 8, then the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this
SECTION 8. The indemnifying party shall not be liable to indemnify any indemnified party for any settlement of any claim or action effected without the consent of the indemnifying party, which consent may not be unreasonably withheld. The indemnifying party may not settle any claim or action brought against an indemnified party unless such indemnified party is released from all and any liability as part of such settlement.

            (d) If the indemnification provided for in this SECTION 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that, if the circumstances described in either proviso of SECTION 8(a) apply to the indemnified party, then the indemnifying party shall not be obligated to contribute with respect to such loss, claim, damage, liability or action to the extent set forth in such proviso. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (e) The Corporation and the sellers of Registrable Shares agree that it would not be just and equitable if contribution pursuant to
SECTION 8(d) were determined by PRO RATA allocation (even if the holders and any underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in SECTIONS 8(c) and 8(c). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in SUBSECTION (d) of this SECTION 8 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

SECTION 9.  UNDERWRITING AGREEMENT.

            Notwithstanding the provisions of SECTIONS 5, 6, 7 and 8, to the extent that the sellers of Registrable Shares shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections, the provisions contained in such agreement addressing such issue or issues shall control; PROVIDED, HOWEVER, that any such agreement to which the Corporation is not a party shall not be binding upon the Corporation.

SECTION 10. OBLIGATIONS OF THE INVESTORS.

            (a) Each seller of Registrable Shares shall furnish to the Corporation such written information regarding such seller and the distribution proposed by the sellers as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

            (b) Each Investor by such Investor's acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement(s) hereunder, unless such Investor has notified the Company in writing of such Investor's election to exclude all of such Investor's Registrable Securities from the Registration Statement, thereby waiving its rights to have its Registrable Securities registered thereunder.

            (c) In the event Investors holding a majority of the Registrable Securities being registered determine to engage the services of an underwriter, each Investor agrees to enter into and perform such Investor's obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities, unless such Investor notifies the Company in writing of such Investor's election to exclude all of such Investor's Registrable Securities from the Registration Statement(s), thereby waiving its rights to have its Registrable Securities registered thereunder.

            (d) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 6(h), such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement(s) covering such Registrable Securities until such Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(h) and, if so directed by the Company, such Investor shall deliver to the Company (at the expense of the Company) all copies in such Investor's possession of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

            (e) No Investor may participate in any underwritten registration hereunder unless such Investor (i) agrees to sell such Investor's Registrable Securities on the basis provided in any underwriting arrangements relating to such underwritten registration, (ii) completes and executes all reasonable questionnaires, powers of attorney, indemnities, lock-up agreements for periods up to 180 days, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay its pro rata share of all underwriting discounts and commissions.

SECTION 11. EXCHANGE ACT COMPLIANCE.

            From the Registration Date or such earlier date as a registration statement filed by the Corporation pursuant to the Securities Act relating to any class of the Corporation's securities shall have become effective, the Corporation shall comply with all of the reporting requirements of the Exchange Act applicable to it (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Common Shares. The Corporation shall cooperate with the Investor in supplying such information as may be necessary for the Investor to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

SECTION 12. MERGERS, ETC.

            The Corporation shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Corporation shall not be the surviving corporation unless the surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Corporation under this Agreement, and for that purpose references hereunder to "Registrable Shares" shall be deemed to include the common stock, if any, that holders of Registrable Shares would be entitled to receive in exchange for Common Stock under any such merger, consolidation or reorganization; PROVIDED, HOWEVER, that, to the extent holders of Registrable Shares receive securities that are by their terms convertible into common stock of the issuer thereof, then only such shares of common stock as are issued or issuable upon conversion of said convertible securities shall be included within the definition of "Registrable Shares."

SECTION 13. NEW CERTIFICATES.

            As expeditiously as possible after the effectiveness of any registration statement filed pursuant to this Agreement, the Corporation will deliver in exchange for any legended certificate evidencing Restricted Shares so registered, new stock certificates not bearing any restrictive legends, PROVIDED that, in the event less than all of the Restricted Shares evidenced by such legended certificate are registered, the holder thereof agrees that a new certificate evidencing such unregistered shares will be issued bearing the appropriate restrictive legend.

SECTION 14. NO CONFLICT OF RIGHTS.

            The Corporation represents and warrants to the Investor that the registration rights granted to the Investor hereby do not conflict with any other registration rights granted by the Corporation. The Corporation shall not, after the date hereof, grant any registration rights which conflict with or impair the registration rights granted hereby.

SECTION 15. TERMINATION.

            This Agreement shall terminate and be of no further force or effect on the date on which all the Registrable Shares have been registered under the Securities Act and have been disposed or have become eligible for sale under Rule 144(k) or its equivalent.

SECTION 16. SUCCESSORS AND ASSIGNS.

            This Agreement shall bind and inure to the benefit of the Corporation and the Investor and, subject to SECTION 17, the respective successors and assigns of the Corporation and the Investor.

SECTION 17. ASSIGNMENT.

            Investor may assign its rights hereunder to any purchaser or transferee of Registrable Shares, whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of "Investor" herein and had originally been a party hereto. Within a reasonable time following such assignment, the assignee shall provide to the Corporation a written notice of the name and address of such transferee or assignee, and such other information as the Corporation may reasonably request.

SECTION 18. SEVERABILITY.

            It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 19. ENTIRE AGREEMENT.

            This Agreement and the other writings referred to therein or delivered pursuant thereto, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

SECTION 20. NOTICES.

            All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by internationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (i)         If to the Corporation, to:

                                    Omni Nutraceuticals, Inc.
                                    5310 Beethoven Street
                                    Los Angeles, California 90066
                                    Telecopier: (310) 306-4840
                                    Attention: Chief Executive Officer

                        (ii)        If to Investor, to:

                                    Corporate Financial Enterprises, Inc.
                                    2224 Main Street
                                    Santa Monica, California 90405
                                    Telecopy: (310) 581-6806

                                    And:

                                    American Equities, LLC
                                    3172 Abington Drive
                                    Beverly Hills, California 90210
                                    Telecopy: (310) 785-0040

            All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of delivery by internationally-recognized overnight courier, on the first business day following such dispatch and (c) in the case of mailing, on the third business day following such mailing.

SECTION 21. MODIFICATIONS; AMENDMENTS; WAIVERS.

            The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by the Corporation and the holders of at least a majority of the Registrable Shares then outstanding; PROVIDED, HOWEVER, that no such modification, amendment or waiver that would treat any holder of Registrable Shares then outstanding in a non-ratable, discriminatory manner shall be made without the prior written consent of such holder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 22. COUNTERPARTS; FACSIMILE SIGNATURES.

            This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile counterpart signature to this Agreement shall be acceptable if the originally executed counterpart is delivered within a reasonable period thereafter.

SECTION 23. HEADINGS.

            The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 24. GOVERNING LAW.

            This Agreement will be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflicting provision or rule.

SECTION 25. JURISDICTION AND VENUE.

            (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the non-exclusive jurisdiction of any California court or federal court of the United States of America sitting in the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such California court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Should any party institute any action, suit or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in connection therewith, along with all costs of defense, investigation, preparation, experts and collection.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any of the courts referred to in SECTION 25(a). Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

SECTION 26. WAIVER OF JURY TRIAL.

            BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

                                    * * * * *

            IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

                                    Omni Nutraceuticals, Inc.



                                    By: /s/ Louis Mancini
                                        ------------------------------
                                        Louis Mancini
                                        Chief Executive Officer

                                    American Equities, LLC



                                    By: /s/ Reid Breitman
                                        ------------------------------
                                        Reid Breitman
                                        President

                                    Corporate Financial Enterprises, Inc.

                                    By: /s/ Regis Possino
                                        ------------------------------
                                        Regis Possino
                                        President

                                    EXHIBIT A

                         SHARES OF COMMON STOCK OF OMNI
                      NUTRACEUTICALS, INC. TO BE REGISTERED


1.   All common shares owned by Klee and Margareth Irwin.

2.   25,000 shares issued to Joe Theisman.

3. $700,000 of shares to be issued to Dr. Dean Pasha (or his designee) in connection with the proposed Passion/Omni joint venture.

4. 25,000 shares each to be issued to Andy Vollero, Sandy Panzarella and Jonathan Diamond, the Company's Independent Directors.

5. Shares issuable to Mike Driver under his existing consulting agreement (not to exceed 75,000 shares).

6.   All shares to be issued under the Company's Stock Option plan.

7. An aggregate of 600,000 shares to be designated by Corporate Financial Enterprises.